As filed with the Securities and Exchange Commission on July 1, 2026
Registration No. 333-287995
Registration No. 333-280085

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-287995
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-280085

UNDER THE SECURITIES ACT OF 1933

SILA REALTY TRUST, INC.
(Sunshine Holding REIT LLC, as successor by merger to Sila Realty Trust, Inc.)
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	46-1854011 (I.R.S. Employer Identification No.)

399 Park Avenue, 37th Floor
New York, New York 10022
212-419-3000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Sila Realty Trust, Inc. Amended and Restated 2014 Restricted Share Plan
Carter Validus Mission Critical REIT II, Inc. Amended and Restated 2014 Restricted Share Plan
(Full titles of the plans)

Sunshine Realty Holdings LLC
Attn: Michael Reiter
399 Park Avenue, 37th Floor
New York, New York 10022
(212) 419-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Philippa Bond, P.C.
Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, California 90067
(310) 552-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) filed by Sunshine Realty Holdings LLC (as successor by merger to Sila Realty Trust, Inc., a Maryland corporation (“Sila”)), a Delaware limited liability company (the “Company”), deregisters all securities that remain unsold under the following registration statements on Form S-8 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-287995, filed with the SEC on June 13, 2025, registering 1,000,000 additional shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the Sila Realty Trust, Inc. Amended and Restated 2014 Restricted Share Plan; and

•
Registration Statement No. 333-280085, filed with the SEC on June 10, 2024, registering 1,058,527 shares of the Company’s Common Stock, reserved for issuance under the Carter Validus Mission Critical REIT II, Inc. Amended and Restated 2014 Restricted Share Plan.

On April 19, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Sila, Sunshine Ultimate Parent LLC, a Delaware limited liability company (“Parent”), and the Company (formerly known as Sunshine Holding REIT LLC). The Merger Agreement provides for, subject to the terms and conditions thereof, the merger of Sila with and into the Company with the Company surviving the merger (the “Surviving Entity” and such merger transaction, the “Merger”). As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company, as the Surviving Entity, has terminated the offerings of Sila’s securities pursuant to the Registration Statements.

In accordance with undertakings made by Sila in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but that remain unsold at the termination of the offerings, these post-effective amendments remove from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 1, 2026.

Sunshine Realty Holdings LLC
(as successor by merger to Sila Realty Trust, Inc.)

By:	/s/ Michael Reiter
Name:	Michael Reiter
Title:	Chief Operating Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.